As filed with the Securities and Exchange Commission on June 16, 2017

Registration No. 333-177895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

ON FORM S-3

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0682103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

713-369-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

713-369-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Troy L. Harder

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

(713) 221-2300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 4 (the “Amendment”) on Form S-3 to the Registration Statement on Form S-4 (File No. 333-177895) (the “Registration Statement”) initially filed with the Securities and Exchange Commission by Kinder Morgan, Inc. (the “Company”) on November 10, 2011, is being filed to deregister certain unsold securities that were registered under the Registration Statement.

The Registration Statement registered 513,500,000 warrants to purchase Class P common stock of the Company (the “Warrants”) and 513,500,000 shares of Class P common stock of the Company (the “Common Shares”) issuable upon exercise of the Warrants. The Warrants expired at 5:00 p.m. ET on May 25, 2017 (the “Expiration Date”), and as a result, the Company has no further obligation to maintain the effectiveness of a registration statement with respect to the Warrants and Common Shares.

110,516 Warrants were exercised prior to the Expiration Date and 72,075 Common Shares were issued therefor. The Company repurchased 213,500,754 Warrants through its Warrant repurchase program. The Company is filing this Amendment to deregister the remaining 299,888,730 Warrants and 513,427,925 Common Shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 2017.

KINDER MORGAN, INC.

By:	/s/ Kimberly A. Dang
	Name:	Kimberly A. Dang
	Title:	Vice President and Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on June 15, 2017.

Signature	Title

/s/ Kimberly A. Dang	Vice President and Chief Financial Officer (principal financial and accounting officer); Director
Kimberly A. Dang

/s/ Steven J. Kean	President and Chief Executive Officer (principal executive officer); Director
Steven J. Kean

/s/ Richard D. Kinder	Executive Chairman; Director
Richard D. Kinder

/s/ Ted A. Gardner	Director
Ted A. Gardner

/s/ Anthony W. Hall, Jr.	Director
Anthony W. Hall, Jr.

/s/ Gary L. Hultquist	Director
Gary L. Hultquist

/s/ Ronald L. Kuehn, Jr.	Director
Ronald L. Kuehn, Jr.

/s/ Deborah A. Macdonald	Director
Deborah A. Macdonald

/s/ Michael C. Morgan	Director
Michael C. Morgan

/s/ Arthur C. Reichstetter	Director
Arthur C. Reichstetter

/s/ Fayez Sarofim	Director
Fayez Sarofim

/s/ C. Park Shaper	Director
C. Park Shaper

/s/ William A. Smith	Director
William A. Smith

/s/ Joel V. Staff	Director
Joel V. Staff

/s/ Robert F. Vagt	Director
Robert F. Vagt

/s/ Perry M. Waughtal	Director
Perry M. Waughtal

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